Exhibit 99.3

        June 28, 2002

Board of Directors
Marathon National Bank
11150 W. Olympic Boulevard
Los Angeles, CA 90064

Lady and Gentlemen:

        We hereby consent to the inclusion of our opinion letter dated May 9, 2002 to the Board of Directors of Marathon Bancorp ("Marathon") in the Prospectus of First Community Bancorp ("First Community") and the Proxy Statement of Marathon ("Proxy Statement-Prospectus") forming part of the Registration Statement on Form S-4 relating to the proposed acquisition of Marathon by First Community, and to the references in the Proxy Statement-Prospectus to our firm and to our opinion under the headings: Questions and Answers About the Merger—Has Marathon retained a financial advisor with respect to this transaction?; Summary—Opinion of Marathon's Financial Advisor; The Merger—Background of the Merger,—Merger Discussions,—Reasons for the Merger and Recommendation of the Marathon Board of Directors, and—Opinion of Marathon's Financial Advisor. In giving the foregoing consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or (ii) that we are experts with respect to any part of the proxy statement-prospectus within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,
WEDBUSH MORGAN SECURITIES INC.
By:	/s/ BARTON I. GUREWITZ Barton I. Gurewitz Managing Director, Investment Banking